Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

BNC Bancorp and subsidiary

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 23, 2005, with respect to the consolidated financial statements of BNC Bancorp and subsidiary included in the Registration Statement (Form S-4) and related Prospectus of BNC Bancorp dated April 26, 2006.

Raleigh, North Carolina

April 26, 2006